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                                                                EXHIBIT 11(a)(7)




THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES (AS DEFINED BELOW). THE OFFER (AS DEFINED BELOW) IS MADE SOLELY BY THE OFFER TO PURCHASE DATED NOVEMBER 25, 1997 AND THE RELATED LETTER OF TRANSMITTAL (AND ANY AMENDMENTS THERETO) AND IS BEING MADE TO ALL HOLDERS OF SHARES. PURCHASER (AS DEFINED BELOW) IS NOT AWARE OF ANY STATE WHERE THE MAKING OF THE OFFER IS PROHIBITED BY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT TO STATE STATUTE. IF PURCHASER BECOMES AWARE OF ANY STATE WHERE THE MAKING OF THE OFFER IS PROHIBITED, PURCHASER WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH ANY SUCH STATUTE. IF, AFTER SUCH GOOD FAITH EFFORT, PURCHASER CANNOT COMPLY WITH ANY APPLICABLE STATUTE, THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS OF SHARES IN SUCH STATE. IN THOSE JURISDICTIONS WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF PURCHASER BY CHASE SECURITIES INC. OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTIONS.

                         NOTICE OF OFFER TO PURCHASE FOR CASH
                        ALL OUTSTANDING SHARES OF COMMON STOCK
               (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                                          OF

                               GENERAL HOST CORPORATION

                                          AT

                                 $5.50 NET PER SHARE

                                          BY

                               CYRUS ACQUISITION CORP.

    Cyrus Acquisition Corp., a New York corporation ("Purchaser"), is offering to purchase all of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of General Host Corporation, a New York corporation (the "Company"), and the associated common stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of March 7, 1990 (as amended, the "Rights Agreement"), between the Company and ChaseMellon Shareholder Services, L.L.C., as successor to Chemical Bank, as Rights Agent (the "Rights Agent"), at a purchase price of $5.50 per Share (and associated Rights), net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 25, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Unless the context requires otherwise, all references to Shares shall be deemed to refer also to the associated Rights, and all references to Rights shall be deemed to include all benefits that may inure to the shareholders of the Company or to holders of Rights pursuant to the Rights Agreement. Holders of Shares will be required to tender the Rights associated with each Share tendered in order to effect a valid tender of such Share. If separate certificates for the Rights ("Rights Certificates") are not issued, a valid tender of Shares will also constitute a tender of the associated Rights.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, DECEMBER 23, 1997, UNLESS THE OFFER IS EXTENDED.

    The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn pursuant to the Offer prior to the expiration of the Offer such number of Shares which constitutes, on a fully-diluted basis (excluding the dilutive effects of any of the Company's 8% Convertible Subordinated Notes Due 2002 which remain outstanding and unconverted at the expiration of the Offer), more than two-thirds of the Shares on the date of purchase (the "Minimum Condition"), (2) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (3) there being validly tendered and not withdrawn in the tender offer and consent solicitation being conducted by the Company concurrently with the Offer (the "Debt Offer") consents representing at least a majority in principal amount of all of the Company's outstanding 11-1/2% Senior Notes Due 2002 (the "Senior Notes"), all other conditions to the Debt Offer having been satisfied or waived and the amendment to the indenture governing such Senior Notes contemplated by the Debt Offer having been executed and becoming operative immediately following the consummation of the Debt Offer.

    The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. Following the consummation of the Offer, Purchaser intends to effect the Merger, as described below.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 22, 1997 (the "Merger Agreement"), by and between Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the New York Business Corporation Law (the "NYBCL"), Purchaser will be merged with and into the Company (the "Merger"), and each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares owned by the Company or any subsidiary of the Company and Shares owned by Purchaser, which shall be cancelled, and other than Shares, if any, held by shareholders who have properly exercised and perfected appraisal rights under Sections 623 and 910 of the NYBCL) will, by virtue of the Merger and without any action on the part of the holders of the Shares, be converted into the right to receive $5.50 in cash, payable to the holder thereof, without interest, upon the surrender of the certificate formerly representing such Share, less any required withholding taxes. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE SHARES, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of Purchaser's acceptance for payment of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to shareholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. In all cases,

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payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing Shares (the "Share Certificates") and, if applicable, Rights Certificates, or timely confirmation of a book-entry transfer of such Shares and, if applicable, Rights into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

    As described in Section 1 of the Offer to Purchase, in the Merger
Agreement, Purchaser has reserved the right, in its sole discretion, to waive any or all conditions to the Offer (other than the Minimum Condition) and to modify the terms of the Offer, provided that Purchaser will not, without the prior written consent of the Company, make any change which decreases the price per Share payable in the Offer, changes the form of consideration payable in the Offer (other than by adding consideration), reduces the maximum number of Shares to be purchased in the Offer, or imposes conditions to the Offer in addition to those set forth in the Merger Agreement which are adverse to holders of the Shares. In addition, as described in Section 1 of the Offer to Purchase, pursuant to the terms of the Merger Agreement, Purchaser has the right, in its sole discretion, to extend the Offer from time to time for up to an aggregate of 20 business days, notwithstanding the prior satisfaction of the conditions to the Offer. Subject to the applicable rules and regulations of the Securities and Exchange Commission and the provisions of the Merger Agreement described above, Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 15 of the Offer to Purchase shall have occurred, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary or (ii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, to be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date (as defined below). The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, December 23, 1997, unless and until Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

    Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 24, 1998 (or such later date as may apply in case the Offer is extended). For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered such Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates or, if applicable, Rights Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase) unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the second sentence of this paragraph. A withdrawal of Shares or Rights shall also constitute a withdrawal of the associated Rights or Shares, as applicable. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

    The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

    The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent as set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or the Dealer Manager, and copies will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Depositary and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

THE INFORMATION AGENT FOR THE OFFER IS:

D. F. KING & CO., INC.
77 Water Street
New York, New York 10005
Banks and Brokers Call Collect (212) 269-5550
ALL OTHERS CALL TOLL FREE (800) 714-3311

THE DEALER MANAGER FOR THE OFFER IS:
CHASE SECURITIES INC.
270 Park Avenue
New York, New York 10017
Call Collect (212) 270-3939
November 25, 1997